Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S R E L E A S E
Denbury Resources Announces Fourth Quarter and Annual 2009 Results
News Release
Released at 7:30 AM CST
     DALLAS – February 23, 2010 — Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced its fourth quarter and full year 2009 financial and operating results.
     Fourth quarter 2009 net income was $3.5 million, or $0.01 per basic common share, as compared to $43.8 million, or $0.18 per basic common share in the fourth quarter of 2008. Net income adjusted to exclude non-cash gains and losses in the fair value of commodity derivatives and merger related expenses associated with the planned acquisition of Encore Acquisition Company (“Encore”) (NYSE: EAC) was $45.8 million, or $0.18 per basic common share in the fourth quarter of 2009, as compared to adjusted net income of $35.3 million, or $0.14 per basic common share in the prior year fourth quarter, after adjustments principally for non-cash fair value commodity derivative gains and a full cost ceiling test write-down (please see the accompanying schedules for a reconciliation of “net income” as defined by generally accepted accounting principles (GAAP) to the non-GAAP measure “adjusted net income”). The higher adjusted net income for the quarter was principally attributable to higher oil prices, partially offset by higher operating costs and lower production levels due to the sale of the Company’s Barnett Shale assets in 2009.
     The Company reported a net loss for the full year 2009 of $75.2 million, or $0.30 per basic common share, as compared to net income of $388.4 million, or $1.59 per basic common share in 2008. Net income adjusted to exclude non-cash gains and losses in the fair value of commodity derivatives and other lesser non-recurring items was $174.0 million, or $0.70 per basic common share in 2009, as compared to $388.1 million, or $1.59 per basic common share in 2008 after adjustment principally for non-cash fair value commodity derivative gains, a full cost ceiling test write-down and abandoned acquisition costs (please see the accompanying schedules for a reconciliation of the GAAP measure “net income” to the non-GAAP measure “adjusted net income”).
     Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the fourth quarter of 2009 was $151.7 million, as compared to adjusted cash flow of $122.8 million in the fourth quarter of 2008. Cash flow provided by operations, the GAAP measure, totaled $124.2 million during the fourth quarter of 2009, as compared to $141.7 million during the fourth quarter of 2008. Adjusted cash flow and cash flow from operations differ in that the latter measure includes the changes in receivables, accounts payable and accrued liabilities during the quarter. (Please see the accompanying schedules for a reconciliation of the GAAP measure “net cash flow provided by operations,” to “adjusted cash flow from operations,” which is the non-GAAP measure discussed above).

Review of Financial Results
     Denbury’s fourth quarter 2009 production averaged 45,012 barrels of oil equivalent per day (“BOE/d”), an 11% increase over fourth quarter 2008 production levels (after adjusting both periods to remove production for our Barnett Shale assets, which were sold in mid-year 2009 and December 2009), and a 6% sequential increase over adjusted levels in the third quarter of 2009 (also adjusted to remove Barnett Shale production). Denbury’s fourth quarter 2009 production on a pro forma basis, excluding the production from the Company’s Barnett Shale assets sold in December 2009 and adding a full quarter’s production from Conroe Field acquired in December 2009, averaged approximately 42,000 BOE/d, 91% of which was oil.
     Production from the Company’s tertiary recovery operations averaged 26,307 barrels of oil per day (“Bbls/d”) in the fourth quarter of 2009 and 24,343 Bbls/d for full year 2009, a 20% increase over the 21,874 Bbls/d average tertiary production in the fourth quarter of 2008, a 26% increase over 2008’s annual average tertiary production and an 8% sequential increase over average tertiary production in the third quarter of 2009. During 2009, the Company had initial production response from its tertiary floods at Cranfield Field and Heidelberg Field along with continued improved production response primarily from its Tinsley, Brookhaven, Eucutta and Soso Fields. The Company expects a production response from its latest tertiary flood, Delhi Field, by mid-2010. The Company is re-confirming its prior guidance as to its anticipated average tertiary oil production for 2010 of 27,000 Bbls/d.
The Company’s net revenue per BOE was 38% lower on an annual basis in 2009 than in 2008, but was 30% higher during the fourth quarter of 2009 than in the fourth quarter of 2008, reflecting the steep decline in commodity prices during the last half of 2008. As a result of the sale of the Company’s Barnett Shale properties in mid-2009, production levels, on a BOE basis, were 7% lower in the fourth quarter of 2009 than in the fourth quarter of 2008, but higher oil prices more than offset the lower production levels, resulting in a 22% increase in oil and natural gas revenues between the respective fourth quarters.
     Company-wide oil price differentials (Denbury’s net oil price received as compared to NYMEX prices) in the fourth quarter of 2009 were similar to recent historical levels and to those in the fourth quarter of 2008. Oil price differentials during the fourth quarter of 2009 averaged $3.44 per Bbl less than NYMEX prices, as compared to $3.59 per Bbl below NYMEX prices during the fourth quarter of 2008.
     Lease operating expenses increased 6% on an absolute basis between the two fourth quarters and increased 14% on a per BOE basis, with the larger increase on a per BOE basis primarily due to the sale of 60% of the Company’s Barnett Shale properties in mid-2009. Adjusted for the sale of the Company’s Barnett Shale properties in mid-2009 and December 2009, lease operating expenses averaged $22.37 per BOE in the fourth quarter of 2009, compared to $21.92 per BOE in the fourth quarter of 2008 and $23.40 per BOE in the third quarter of 2009. When comparing the fourth quarters of 2009 and 2008, the largest increase in lease operating expenses was related to power and utilities, as a result of the expansion of our tertiary operations during 2009. On a per BOE basis, our tertiary operating expense averaged $22.03 per BOE in the fourth quarter of 2009, as compared to $21.86 per BOE in the prior year fourth quarter and $23.14 per BOE in the third quarter of 2009. Production taxes and marketing expenses increased during the fourth quarter of 2009 as compared to fourth quarter of 2008, primarily as a result of the higher oil prices, offset by slightly lower production (as a result of the Barnett Shale property sale in mid-2009).

     General and administrative expenses increased $21.7 million between the respective fourth quarters due primarily to $8.2 million of Encore merger related expenses, $5.1 million of expense associated with Genesis’ management incentive awards, and higher overall compensation resulting from salary increases, additional employees and higher bonus awards in the current year quarter.
     During the fourth quarter of 2009, the Company capitalized approximately $19.9 million of interest expense as compared to $9.6 million capitalized during the fourth quarter of 2008, primarily associated with the Company’s construction of its Green Pipeline and the continued expansion of its tertiary operations. Nonetheless, interest expense, net of amounts capitalized, still increased 22% between the respective fourth quarters, resulting from higher average debt levels in the fourth quarter of 2009 and a higher weighted average interest rate, primarily due to the Company’s senior subordinated debt issuance in February 2009.
     Depletion, depreciation and amortization (“DD&A”) expense for the fourth quarter of 2009 was essentially flat compared to that expense in the prior year quarter, but increased on a per BOE basis from $13.72 per BOE in the prior year fourth quarter to $14.77 per BOE in the current year fourth quarter. The incremental DD&A per BOE was due to the sale of the Company’s Barnett Shale properties and due to pipelines and other assets being placed into service during 2009.
     In the fourth quarter of 2009, the Company recorded a current tax benefit offset by an increase in deferred income taxes, due to a larger than anticipated deduction for tertiary injection costs.
2010 Outlook
     Denbury’s 2010 stand-alone development and exploration budget (excluding acquisitions) remains unchanged at $650 million; however, assuming the successful completion of the Encore acquisition in early March 2010, the Company currently expects a combined company 2010 capital expenditure budget of approximately $1 billion. Currently, approximately 90% of the Company’s 2010 stand-alone budget is expected to be spent on tertiary related operations, while approximately 60% of the Denbury/Encore combined budget would be spent on tertiary related operations.
     Phil Rykhoek, Chief Executive Officer, said: “2009 was a good year for Denbury. We weathered the economic storms of the last twelve to eighteen months without incident, thanks to our strong balance sheet, and seized the opportunity to make three strategic company-changing acquisitions. We acquired two significant future enhanced oil recovery (“EOR”) floods in our Gulf Coast region during the year, Conroe and Hastings Fields, adding over 200 MMBbls of EOR potential to our existing inventory. We also entered into an agreement to acquire Encore Acquisition Company, expected to close on or around March 9th, expanding our opportunities to apply our EOR expertise to the Rocky Mountain region. The Encore acquisition nearly doubles our potential oil recoverable with EOR and gives us opportunity for growth in another core area. We are working to put together sale packages that we plan to launch following closing, and have targeted raising between $500 million and $1.0 billion from these sales, depending on offers received and commodity prices. Our goal is to reduce our leverage incurred to fund the acquisition and to concentrate our focus on assets that are core to our strategy.”
     “Our fourth quarter production was slightly above forecast, our operating expenses were a bit better than expected, and we would have reported net income during 2009 were it not for the non-cash derivative charges. We are starting 2010 with strong tertiary production levels, well on the way to achieving our 2010 production forecast. Our employees have been extremely busy with our significant level of activity, particularly centered on the pending Encore acquisition and integration, and I wish to publicly thank them for their extraordinary effort and dedication during the last few months. There is a lot of work ahead to develop our billion barrel inventory of potential recoverable oil, but we are extremely pleased with how the Company is positioned and how things are moving forward. We have an exciting year ahead for Denbury.”
Conference Call
     The public is invited to listen to the Company’s conference call set for today, February 23, 2010, at 10:00 A.M. CST. The call will be broadcast live over the Internet at our website: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our website for approximately 30 days and will also be available for playback for one month after the call by dialing 877-344-7529 or 412-317-0088, conference number 437804.
Annual Meeting
     The Company today announced its 2010 Annual Meeting of Stockholders will be held on Wednesday, May 19th at 3:00 P.M., local time, at the Embassy Suites Dallas-Frisco Hotel, located at 7600 John Q. Hammons Drive, Frisco, Texas. The record date for determination of shareholders entitled to vote at the annual meeting will be the close of business on March 31, 2010.
Financial and Statistical Data Tables
     Following are unaudited financial highlights for the comparative fourth quarters and annual periods ended December 31, 2009 and December 31, 2008. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

FOURTH QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Three Months Ended
	December 31,			Percentage
	2009	2008		Change
Revenues:
Oil sales	249,273	167,549	+	49%
Natural gas sales	16,494	50,913	–	68%
CO2 sales and transportation fees	3,714	4,153	–	11%
Interest income and other	1,269	2,867	–	56%

Total revenues	270,750	225,482	+	20%

Expenses:
Lease operating expenses	84,224	79,416	+	6%
Production taxes and marketing expense	12,047	7,151	+	68%
CO2 operating expenses	1,207	1,380	–	13%
General and administrative	36,267	14,553	+	>100%
Interest, net	10,470	8,608	+	22%
Depletion and depreciation	61,178	60,896	+	0%
Commodity derivative expense (income)	59,165	(243,644)	–	>100%
Abandoned acquisition costs	—	175	–	100%
Write-down of oil and natural gas properties	—	226,000	–	100%

Total expenses	264,558	154,535	+	71%

Income before income taxes	6,192	70,947	–	91%

Income tax provision (benefit)
Current income taxes	(13,529)	(3,957)	+	>100%
Deferred income taxes	16,225	31,111	–	48%

NET INCOME	3,496	43,793	–	92%

Net income per common share:
Basic	0.01	0.18	–	94%
Diluted	0.01	0.18	–	94%

Weighted average common shares:
Basic	249,175	244,918	+	2%
Diluted	254,252	249,541	+	2%

Production (daily — net of royalties):
Oil (barrels)	37,342	33,154	+	13%
Gas (mcf)	46,015	90,498	–	49%
BOE (6:1)	45,012	48,237	–	7%

Unit sales price (including derivative settlements):
Oil (per barrel)	72.67	54.85	+	32%
Gas (per mcf)	3.90	6.53	–	40%
BOE (6:1)	64.27	49.94	+	29%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	72.56	54.93	+	32%
Gas (per mcf)	3.90	6.12	–	36%
BOE (6:1)	64.18	49.23	+	30%

	Three Months Ended
	December 31,			Percentage
	2009	2008		Change
Oil and natural gas derivative contracts
Cash receipt on settlements	369	3,161	–	88%
Non-cash fair value adjustment income (expense)	(59,534)	240,483	–	>100%

Total income (expense) from contracts	(59,165)	243,644	–	>100%

Non-GAAP financial measure (1)
Net income (GAAP measure)	3,496	43,793	–	92%
Non-cash fair value loss (gain) on derivative contracts (net of taxes)	36,911	(149,099)	–	>100%
Acquisition expenses (net of taxes)	5,423	327	+	>100%
Abandoned acquisitions costs (net of taxes)	—	109	–	100%
Write-down of oil and natural gas properties (net of taxes)	—	140,120	–	100%

Adjusted net income excluding certain items (non-GAAP measure)	45,830	35,250	+	30%

Non-GAAP financial measure (1)
Cash flow from operations (GAAP measure)	124,165	141,748	–	12%
Net change in assets and liabilities relating to operations	27,498	(18,974)	–	>100%

Adjusted cash flow from operations (non-GAAP measure)	151,663	122,774	+	24%

Oil & natural gas capital investments (including acquisitions)	477,519	178,959	+	>100%
CO2 capital investments	122,836	195,186	–	37%
Proceeds from sales of properties	213,364	2,736	+	>100%

BOE data (6:1)
Oil and natural gas revenues	64.18	49.23	+	30%
Gain on settlements of derivative contracts	0.09	0.71	–	87%
Lease operating expenses	(20.34)	(17.90)	+	14%
Production taxes and marketing expense	(2.91)	(1.61)	+	81%

Production netback	41.02	30.43	+	35%
Non-tertiary CO2 operating margin	0.61	0.62	–	2%
General and administrative	(8.76)	(3.28)	+	>100%
Net cash interest expense and other income	(1.94)	(1.57)	+	24%
Abandoned acquisition costs	—	(0.04)	–	100%
Current income taxes and other	5.69	1.50	+	>100%
Changes in assets and liabilities relating to operations	(6.64)	4.28	–	>100%

Cash flow from operations	29.98	31.94	–	6%

(1)	See “Non-GAAP Measures” at the end of this report.

TWELVE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Twelve Months Ended
	December 31,			Percentage
	2009	2008		Change
Revenues:
Oil sales	778,836	1,066,917	–	27%
Natural gas sales	87,873	280,093	–	69%
CO2 sales and transportation fees	13,422	13,858	–	3%
Interest income and other	9,019	10,188	–	11%

Total revenues	889,150	1,371,056	–	35%

Expenses:
Lease operating expenses	326,132	307,550	+	6%
Production taxes and marketing expense	42,484	63,752	–	33%
CO2 operating expenses	4,649	4,216	+	10%
General and administrative	116,095	60,374	+	92%
Interest, net	47,430	32,596	+	46%
Depletion and depreciation	238,323	221,792	+	7%
Commodity derivative expense (income)	236,226	(200,053)	–	>100%
Abandoned acquisition costs	—	30,601	–	100%
Write-down of oil and natural gas properties	—	226,000	–	100%

Total expenses	1,011,339	746,828	+	35%

Income (loss) before income taxes	(122,189)	624,228	–	>100%

Income tax provision (benefit)
Current income taxes	4,611	40,812	–	89%
Deferred income taxes	(51,644)	195,020	–	>100%

NET INCOME (LOSS)	(75,156)	388,396	–	>100%

Net income (loss) per common share:
Basic	(0.30)	1.59	–	>100%
Diluted	(0.30)	1.54	–	>100%

Weighted average common shares:
Basic	246,917	243,935	+	1%
Diluted	246,917	252,530	–	2%

Production (daily — net of royalties):
Oil (barrels)	36,951	31,436	+	18%
Gas (mcf)	68,086	89,442	–	24%
BOE (6:1)	48,299	46,343	+	4%

Unit sales price (including derivative settlements):
Oil (per barrel)	68.63	90.04	–	24%
Gas (per mcf)	3.54	7.74	–	54%
BOE (6:1)	57.48	76.02	–	24%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	57.75	92.73	–	38%
Gas (per mcf)	3.54	8.56	–	59%
BOE (6:1)	49.16	79.42	–	38%

	Twelve Months Ended
	December 31,			Percentage
	2009	2008		Change
Oil and natural gas derivative contracts
Cash receipt (payment) on settlements	146,734	(57,553)	–	>100%
Non-cash fair value adjustment income (expense)	(382,960)	257,606	–	>100%

Total income (expense) from contracts	(236,226)	200,053	–	>100%

Non-GAAP financial measure (1)
Net income (loss) (GAAP measure)	(75,156)	388,396	–	>100%
Non-cash fair value loss (gain) on derivative contracts (net of taxes)	237,435	(159,716)	–	>100%
Founder’s retirement compensation (net of taxes)	6,200	—		N/A
Acquisition expenses (net of taxes)	5,531	327	+	>100%
Abandoned acquisition costs (net of taxes)	—	18,973	–	100%
Write-down of oil and natural gas properties (net of taxes)	—	140,120	–	100%

Adjusted net income excluding certain items (non-GAAP measure)	174,010	388,100	–	55%

Non-GAAP financial measure (1)
Cash flow from operations (GAAP measure)	530,599	774,519	–	31%
Net change in assets and liabilities relating to operations	9,438	5,290	+	78%

Adjusted cash flow from operations (non-GAAP measure)	540,037	779,809	–	31%

Oil & natural gas capital investments (including acquisitions)	964,868	619,335	+	56%
CO2 capital investments	666,372	407,103	+	64%
Proceeds from sales of properties	516,814	51,684	+	>100%

Cash and cash equivalents	20,591	17,069	+	21%
Total assets	4,269,978	3,589,674	+	19%
Total long-term debt (principal amount excluding capital leases and pipeline financings)	1,076,350	600,000	+	79%
Financing leases	250,620	250,252	+	0%
Total stockholders’ equity	1,972,237	1,840,068	+	7%

BOE data (6:1)
Oil and natural gas revenues	49.16	79.42	–	38%
Gain (loss) on settlements of derivative contracts	8.32	(3.40)	–	>100%
Lease operating expenses	(18.50)	(18.13)	+	2%
Production taxes and marketing expense	(2.41)	(3.76)	–	36%

Production netback	36.57	54.13	–	32%
Non-tertiary CO2 operating margin	0.50	0.57	–	12%
General and administrative	(6.59)	(3.56)	+	85%
Net cash interest expense and other income	(2.14)	(1.59)	+	35%
Abandoned acquisition costs	—	(1.80)	–	100%
Current income taxes and other	2.30	(1.78)	–	>100%
Changes in assets and liabilities relating to operations	(0.54)	(0.31)	+	74%

Cash flow from operations	30.10	45.66	–	34%

(1)	See “Non-GAAP Measures” at the end of this report.

Non-GAAP Measures
     Adjusted net income excluding certain items is a non-GAAP measure. This measure reflects net income without regard to the fair value adjustments on the Company’s derivative contracts or other certain items. The Company believes that it is important to consider this measure separately as it is a better reflection of the ongoing comparable results of the Company, without regard to changes in the market value of the Company’s derivative contracts during the period or other certain items.
     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant properties onshore in Louisiana, Alabama and Southeast Texas. The Company’s goal is to increase the value of acquired properties through tertiary recovery operations, along with a combination of exploitation, drilling and proven engineering extraction practices.
     This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including values relating to the Company’s proved reserves, the Company’s potential reserves from its tertiary operations, forecasted 2010 production levels relating to the Company’s tertiary operations and overall production, estimated capital expenditures for 2010 or future years, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
Additional Information
     In connection with the proposed acquisition of Encore by Denbury a joint proxy statement/prospectus and other related documents have been filed with the SEC. Investors and security holders are urged to carefully read the definitive joint proxy statement/prospectus because it contains important information regarding Denbury, Encore and the transaction. This definitive joint proxy statement/prospectus has been sent to stockholders of Denbury and Encore seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus and other documents filed by Denbury and Encore with the SEC at the SEC’s website, www.sec.gov. The definitive joint proxy statement/prospectus and such other documents relating to Denbury may also be obtained free-of-charge by directing a request to Denbury, Attn: Investor Relations, 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024, or from Denbury’s website, www.denbury.com. The definitive joint proxy statement/prospectus and such other documents relating to Encore may also be obtained free-of-charge by directing a request to Encore, Attn: Bob Reeves, 777 Main Street, Suite 1400, Fort Worth, Texas 76102, or from Encore’s website, www.encoreacq.com. Denbury, Encore and their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information concerning the interests of the persons who may be “participants” in the solicitation is set forth in the joint proxy statement/prospectus.
For further information contact:
Phil Rykhoek, CEO, 972-673-2000
Mark Allen, Senior VP and Chief Financial Officer, 972-673-2000
www.denbury.com